SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEWTEK BUSINESS SERVICES, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWTEK BUSINESS SERVICES, INC.

462 Seventh Avenue

14th Floor

New York, New York 10018

May 30, 2006

Dear Shareholder:

We invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services, Inc. (the “Company”) to be held at the offices of the Company at 462 Seventh Avenue, 14th floor, New York, NY 10018 on Friday, June 23, 2006 at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Also enclosed is a Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company and a representative of the Company’s independent auditors will be present to respond to any questions that our shareholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely yours,

/s/ Barry Sloane
Barry Sloane
Chairman, Chief Executive Officer and Secretary

NEWTEK BUSINESS SERVICES, INC.

462 Seventh Avenue

14th Floor

New York, New York 10018

(212) 356-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 23, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Newtek Business Services, Inc. (the “Company”) will be held at the offices of the Company at 462 Seventh Avenue, 14th floor, New York, NY 10018 on Friday, June 23, 2006 at 9:00 a.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	To consider and vote upon an amendment to the Company’s Certificate of Incorporation to classify the membership of the Board into 3 classes with one-third to be elected annually for staggered three (3) year terms (the “Classified Board Proposal”).

2.	The election of all seven directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified, unless the Classified Board Proposal is approved, in which case to elect such directors, after an interim arrangement, to serve for staggered three year terms.

3.	To adjourn the Annual Meeting if there are as insufficient number of votes present in person or by proxy to approve the proposed amendment to the Company Certificate of Incorporation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Shareholders of record at the close of business on May 12, 2006 are the shareholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Barry Sloane
BARRY SLOANE
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND SECRETARY

New York, New York

May 30, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

NEWTEK BUSINESS SERVICES, INC.

462 Seventh Avenue

14th Floor

New York, New York 10018

(212) 356-9500

ANNUAL MEETING OF SHAREHOLDERS

June 23, 2006

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newtek Business Services, Inc. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company at 462 Seventh Avenue, 14th floor, New York, NY 10018 on Friday, June 23, 2006 at 9:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to shareholders on or about May 30, 2006.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR Proposal I to approve the amendment of the Company’s Certificate of Incorporation to classify the board in 3 classes and elect one-third each year, and FOR Proposal II to elect seven nominees of the Board of Directors as directors of the Company,. If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company within a reasonable time before the date of this Proxy Statement. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker no votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

Shareholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person. The presence of a shareholder at the Annual Meeting alone will not revoke such shareholder’s proxy.

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of the Company’s common shares, $.02 par value per share (“Common Shares”). Shareholders of record as of the close of business on May 12, 2006 (the “Record Date”) are entitled to one vote for each Common Share then held on all matters. As of the Record Date 34,867,207 Common Shares were issued and outstanding. The presence, in person or by proxy, of at least one-third of the total number of Common Shares outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Common Shares are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Security Ownership of Certain Beneficial Owners.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of the Record Date the beneficial ownership of Common Shares by each person who is known by the Company to own more than 5% of the outstanding Common Shares. This information is based on filings with the SEC or information furnished to the Company by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Jeffrey G. Rubin	4,544,499	13.34%
Barry Sloane	4,639,492	13.47%

(1)	Unless otherwise stated, the address of each person listed is c/o Newtek Business Services, Inc., 462 Seventh Avenue, 14th Floor, New York, New York 10018.

(2)	At the Record Date. For purposes of this table and the table under “Security Ownership of Certain Beneficial Owners,” in accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares.

PROPOSAL I – ADOPTION OF CLASSIFIED BOARD MEMBERSHIP

General

The Company’s Certificate of Incorporation and Bylaws currently provide that members of its Board of Directors are elected each year for one year terms that expire at the next Annual Meeting of the Shareholders. As a result, the entire Board of Directors could be replaced by shareholders at a single Annual Meeting of the Shareholders. New York law permits a corporation to provide in its Certificate of Incorporation for a classified board of directors under which directors have staggered three year terms so that not more than one-third of the directors stand for election each year.

Proposed Amendment

The Board recommends that shareholders consider and approve the amendment to the Company’s Certificate of Incorporation to provide for the classification of the Board of Directors into three classes, each class of directors to be as nearly equal in number to the others as possible (the “Classified Board Proposal”). Under the Classified Board Proposal, each class of the Board will serve a three year term, with one class elected each year.

Assuming that the Classified Board Proposal is adopted, the seven directors nominated for re-election under Proposal II and elected for one year terms under the Company’s current Certificate of Incorporation will be deemed to have been elected instead to interim terms as specified in Proposal II. The purpose of the interim terms is to establish the staggered terms of the Board of Directors so that not more than one-third of the directors will stand for election each year thereafter. Following the expiration of the respective interim terms, directors of the Company will serve full three year terms.

Considerations In Support of the Proposal

The purpose of the Classified Board Proposal is to help assure the continuity and stability of the Company’s policies in the implementation of its business plan by creating a structure in which at least two-thirds of the Board will have experience serving as directors of the Company following any election of directors. In addition, the Board believes that:

(i) ensuring continuity of service among the Board members and three year commitments for Board service is desirable;

(ii) the Classified Board Proposal would facilitate the Company’s ability to attract and retain qualified individuals to serve on the Board; and

(iii) the Classified Board Proposal would also facilitate hiring and retaining competent management personnel by increasing the likelihood of a stable employment environment.

The Board anticipates that a classified Board of Directors, as described herein, would encourage potential acquirers of the company to engage in good faith, arm’s length negotiations with the Board with respect to any transaction. However, the Board of Directors is not currently aware of any efforts by any party to gain control of the Company, and the Classified Board Proposal is not in response to any such efforts.

Other Considerations

The Classified Board Proposal, if adopted, would make the removal of current management and the members of the Board more difficult. Classification of the Board into three classes, with staggered terms so that only one class must stand for election each year, affects every election of directors. Further, because this is a change to the Certificate of Incorporation, it would make it more difficult for shareholders of the Company to change the majority of the directors, even if the only reason for such a change were the performance of the present directors and not the advent of a takeover attempt. For example, at least two Annual Meetings of Shareholders would be necessary to change the majority of the members of the Board if the Classified Board Proposal is adopted.

The Classified Board Proposal could also have the effect of deterring potential interested parties from initiating proxy contests or from acquiring substantial blocks of the Common Shares. Such proxy contests and acquisitions of substantial blocks or Common Shares tend to increase, at least temporarily, market prices for our Common Shares. Consequently, if the Classified Board Proposal is approved, shareholders of the Company could be deprived of temporary opportunities to sell their shares at what might be a higher market price. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of Common Shares, the Classified Board Proposal might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control of the Company.

Because the current directors of the Company will be directly affected by the Classified Board Proposal, they may be deemed to have an interest in its outcome.

Although the Company believes that the material provisions of the Amendment to the Company’s Certificate of Incorporation are set forth above, please refer to the text of the Amendment, a copy of which is attached as Exhibit A to this Proxy Statement.

Vote Required

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED ADOPTION OF THE CLASSIFIED BOARD PROPOSAL. APPROVAL OF THE CLASSIFIED BOARD PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING COMMON SHARES.

PROPOSAL II — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires one class of directors to serve for a term of one year and until their successors are elected and qualified. If the Classified Board Proposal, set forth in Proposal I above, is approved, the directors will be organized into three classes and will serve for the terms set forth next to their names or until their successors have been duly qualified and elected. Thereafter, directors will be elected to serve for three year terms and until their successors have qualified and elected. If the Classified Board Proposal is not approved, each director will serve until the next Annual Meeting of Shareholders or until his successor has been duly qualified and elected. New York law provides that directors shall be elected by a plurality of the votes of the Common Shares present in person or represented by proxy and entitled to vote on the election of directors.

The Board of Directors acting on the recommendation of the Corporate Governance and Nominating Committee has nominated David Beck, Salvatore F. Mulia, Christopher G. Payan, Jeffrey G. Rubin, Jeffrey M. Schottenstein, Michael A. Schwartz and Barry Sloane, all incumbent directors.

The persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. Shareholders are not entitled to cumulate their votes for the election of directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The following table sets forth for the nominees such person’s name, age, the year such person first became a director and the number and percentage of Common Shares beneficially owned.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	ELECTED AGE(1)	DIRECTOR	BENEFICIALLY OWNED(2)		PERCENT OF CLASS
Class III — to serve three years to 2009
Christopher G. Payan	31	2003	37,309		*
Michael A. Schwartz	45	2005	8,859		*
Barry Sloane	46	1999	4,639,492	(5)	13.65%
Class II — to serve two years to 2008
David C. Beck	63	2002	126,782		*
Jeffrey M. Schottenstein	65	2001	281,363	(4)	*
Class I — to serve one year to 2007
Salvatore F. Mulia	58	2005	8,559	(6)	*
Jeffrey G. Rubin	38	1999	4,544,499	(3)	13.34%

*	Less than 1 percent.

(1)	At May 11, 2006.

(2)	At the Record Date, March 31, 2006. For purposes of this table, accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any Common Shares (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares. Includes options to purchase Common Shares which are exercisable within 60 days of the Record Date. See “— Directors’ Compensation – 2000 Stock Incentive and Deferred Compensation Plan.” Excludes 375,000 shares issuable pursuant to deferrals made by Messrs. Sloane and Rubin pursuant to the deferred compensation features of the 2000 Stock Incentive and Deferred Compensation Plan.

(3)	Includes 233,125 shares owned by the J. Rubin Family Foundation as to which Mr. Rubin shares voting and investment control over such shares.
(4)	Includes 211,753 options to purchase shares exercisable within 60 days of the Record Date.

(5)	Includes 96,950 shares owned by the B. Sloane Family Foundation as to which Mr. Sloane shares voting and dispositive control over such shares.

(6)	Excludes 7,000 shares held in an Individual Retirement Account.

Listed below is certain information about the principal occupations of each director and executive officer. Unless otherwise noted, all such persons have held these positions for at least five years.

David C. Beck Mr. Beck has been Managing Director of Copia Capital, LLC, a private equity investment firm since September 1998. Prior to joining Copia, Mr. Beck was CEO of Universal Savings Bank, Milwaukee and First Interstate Corporation of Wisconsin, a publicly traded company. Mr. Beck has since November 2002 served as Chairman of Universal Savings’ holding company, Universal Saving Banc Holdings, Inc. He is a certified public accountant and has served on a number of boards of both publicly held and private corporations.

Salvatore E. Mulia has been a financial advisor with the firm of RTM Financial Services, Westport, CT, with emphasis on leasing and lending advisory services since February 2003. From February 2001 to February 2003

Mr. Mulia was Executive Vice President of Pitney Bowes Capital Corp, Shelton, CT which firm was engaged in providing financial services to business customers.

Christopher G. Payan has served as Chief Executive Officer of Emerging Vision, Inc.(“EVI”), a publicly traded company, since June 2004. Prior to June 2004, and since July 2001, Mr. Payan served in various other executive offices for EVI, including Chief Operating Officer and Chief Financial Officer. From March 1995 through July 2001, Mr. Payan was employed by Arthur Andersen LLP, at the time, one of the world’s largest professional services firms, where he provided various audit, accounting, operational consulting and advisory services to various small and mid-sized private and public companies in various industries. Mr. Payan also serves on the board of directors of Hauppauge Digital, Inc. Mr. Payan is a certified public accountant and joined our board in 2003. Mr. Payan serves as the Chairman of the Company’s Audit Committee.

Jeffrey G. Rubin Mr. Rubin has been an executive officer of the Company and each of the Company-sponsored certified capital companies for over five years. Previous to participating in the founding of Newtek, Mr. Rubin founded in July 1994, financed and participated in the day-to-day management of Optical Dynamics Corporation, formally known as Fastcast Corporation, an early stage technology company. Mr. Rubin also served as an officer of that company and a member of the board of directors until December 1997. From January 1992 through January 1998, Mr. Rubin served as a private venture capitalist. During 2004 Mr. Rubin joined the board of trustees of BRT Realty Trust (NYSE: BRT).

Jeffrey M. Schottenstein For the past 30 years, Mr. Schottenstein has specialized in the investment and restructuring of diverse companies. He has served as a director of Schottenstein Investment, a diversified investment holding company with $650 million in real estate assets, Vice President of real estate of Schottenstein Store’s Value City Stores Division (NYSE: VCD) and Chief Executive Officer of Schottenstein Realty Company, which specializes in the investment and restructuring of real estate related companies. Mr. Schottenstein has been involved in the restructuring of numerous retail enterprises, including Weiboldts’ Department Stores, Chicago, IL, Strauss Auto Parts, New York, NY, Valley Fair Discount Stores, New Jersey, Steinbach Stores and others. Along with his investors, Mr. Schottenstein acquired Bell Supply Company, a retail oil and gas equipment supply company based in Kilgore, TX, and Omni Exploration Company.

Michael A. Schwartz is a Partner at the New York City law firm of Wolf Popper LLP. He has specialized in securities and antitrust class action litigation and shareholder derivative/corporate governance litigation. Mr. Schwartz joined Wolf Popper LLP in 1998 and became a partner in 2003.

Barry Sloane Mr. Sloane is the Chairman of the Board and Chief Executive Officer of the Company and has been an executive officer of each of the Company-sponsored capcos for more than five years. Previously, from September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc. While there, he directed the Commercial and Residential Real Estate Securitization Unit and, prior to that, he was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, he was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988 Mr. Sloane was a senior mortgage security sales person and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held 5 meetings during the year ended December 31, 2005. All directors attended at least 90 percent of the number of board and committee meetings for which he was eligible.

The Board of Directors’ Audit Committee consists of directors Payan as Chair, Beck and Schottenstein and operates pursuant to a written charter. The Audit Committee held 7 meetings with respect to the year ended December 31, 2005. The Audit Committee is authorized to examine and approve the audit report prepared by the independent auditors of the Company, to review and select the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls, and to review and approve conflict of interest and audit policies. Each of the members of the Audit Committee is an “independent director” as defined in the listing requirements of the NASDAQ National Market.

Both Messrs. Beck and Payan, the immediate past and current Chair, as of February 25, 2005, of the Audit Committee have been determined by the Board of Directors to be financial experts and independent, under applicable rules of the Securities and Exchange Commission.

The Company’s Executive Committee consists of directors Rubin and Sloane and is authorized to take actions it deems necessary or appropriate between regular meetings of the Board. The Executive Committee held 4 meetings during the year ended December 31, 2005.

The Company’s Compensation Committee consists of directors Beck, as Chairman, Payan and Schwartz all of whom are “non-employee directors” within the meaning of the federal securities laws. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Compensation Committee met two times during the year ended December 31, 2005.

The Company’s Corporate Governance and Nominating Committee consists of directors Schottenstein, as Chair, Schwartz and Beck, each of whom are independent directors. The Corporate Governance and Nominating Committee is generally responsible for identifying corporate governance issues, creating corporate governance policies and identifying and recommending potential candidates for election to the board and reviewing director compensation and performance. The Corporate Governance and Nominating Committee was created pursuant to the adoption by the board of written corporate governance guidelines and met one time during 2005.

Our Code of Ethics

We have adopted a code of ethics, referred to as our Code of Conduct, that applies to all directors and employees, including the principal executive, financial and accounting officers. A copy of the Code of Conduct will be made available upon request to executive offices of the Company and may be viewed on our web site (www.Newtekbusinessservices.com).

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on Forms 3 and 4 provided to Newtek by its directors and executive officers during 2005, the following individuals failed to file on a timely basis reports required pursuant to Section 16 of the Securities Act of 1933, as amended, for the times indicated if greater than one: Messrs. Beck, Mulia, Payan (2), Schwartz and Schottenstein (2). Most non-timely filings were due to automatic stock payments under the Company’s plan of independent director compensation which failed to result in timely notification to the individuals concerned. Based on the information provided to the Company by these directors, it now appears that all such required reports have since been filed.

Director Compensation

The Board has adopted a plan for compensation of non-employee directors, for the years ending December 31, 2005, which gives effect to the time and effort required of each of them in the performance of their duties. The plan approved by the board provides annual compensation, paid quarterly in our Common Shares:

•	for participation on the board: $25,000;

•	for acting as chair of the compensation committee or the corporate governance and nominating committee: $15,000;

•	for acting as chair of the audit committee: $40,000; and

•	for acting as “lead” independent director: $15,000.

As a result of this plan, our independent directors each received Common Shares in the following amounts for 2005:

David Beck	$39,792
Salvatore E. Mulia(1)	$9,375
Michael A. Schwartz(1)	$9,375
Steven A. Shenfeld(2)	$25,000
Jeffrey M. Schottenstein	$40,000
Christopher G. Payan	$58,889

(1)	Appointed August 2005.

(2)	Resigned August 2005

EXECUTIVE COMPENSATION

The information set forth below describes the components of the total compensation of the Company’s Chief Executive Officer, its two other executive officers and certain other employees of Newtek or its subsidiaries for services rendered in all capacities during the years ended December 31, 2003, 2004 and 2005.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation Awards			All Other Compensation (1) ($)
		Salary ($)(2)		Bonus ($)			Restricted Stock ($)		Securities Underlying Options/ SARs (#)
Barry Sloane, Chairman, CEO and Secretary	2005 2004 2003	$ $ $	350,000 302,501 286,668	$	— — 250,000 —	(3)		— — —	— — —	$ $ $	3,135 3,135 2,860
Jeffrey G. Rubin President	2005 2004 2003	$ $ $	286,668 286,668 286,668	$ $	100,000 — 125,000 —	(3)		— — —	— — —	$ $ $	1,230 1,230 1,380
Michael J. Holden Treasurer and CFO	2005		$132,679		—			—	150,000		$4,154	(4)
T. Alan Schmidt, President, CEO, Universal Processing Services – Wisconsin, LLC	2005 2004 2003	$ $ $	121,250 84,000 81,662		— — —		$ $ $	45,512 94,963 19,529	50,000 — —		— — —
Tim Uzzanti, President and CEO, CrystalTech Web Hosting, Inc.	2005 2004	$ $	200,000 200,000		—			—	90,000		—

(1)	Represents the amount of premium paid by the Company on term life insurance for the named executive for the periods shown. None of the named individuals have any interest in the cash surrender value of the respective insurance policies, nor is there any understanding or agreement whereby the individuals are to be given any such interest.

(2)	Represents annual rate of compensation.

(3)	Represents the value of stock awarded to and deferred by the executives shown.

(4)	Represents consulting fees paid prior to employment.

Employment Agreements

The Company has entered into separate employment agreements with 2 of its Executive Officers:

•	Barry Sloane, as Chairman and Chief Executive Officer and

•	Jeffrey G. Rubin, as President.

Barry Sloane, as Chairman and Chief Executive Officer, is responsible for implementing the policies adopted by the Company’s Board of Directors.

Each employment agreement provides for:

•	a one year term at an annual base salary of $286,000 for Mr. Rubin and $350,000 for Mr. Sloane;

•	at least one annual salary review by the Board of Directors;

•	participation in any discretionary bonus plan established for senior executives;

•	retirement and medical plans, customary fringe benefits, vacation and sick leave; and

•	$2 million of split-dollar life insurance coverage.

Each agreement contains a non-competition provision that requires the employee to devote substantially his full business time and efforts to the performance of the employee’s duties under the agreement. The employee is not prohibited, however, from:

•	serving on the boards of directors of, and holding offices or positions in, companies or organizations which, in the opinion of the Board of Directors, will not present conflicts of interest with the Company; or

•	investing in any business dissimilar from the Company’s or, solely as a passive or minority investor, in any business.

The Company may terminate an employee’s employment for “just cause” as defined in the agreement, and upon the termination, no severance benefits are available. If the Company terminates an employee without just cause, or if the term of the agreement is not extended for an additional year, the employee will be paid an amount equal to six months’ compensation. If the employee voluntary terminates his employment for “good reason” as defined in the agreement, or the employee’s employment terminates during the term of the agreement due to death, disability, or retirement after age 62, the employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the agreement. The employee is able to voluntarily terminate his agreement by providing 60 days’ written notice to the Board of Directors, in which case the employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

Each employment agreement contains provisions stating that in the event of the employee’s involuntary termination of employment (other than for cause) in connection with, or within six months after, any change in control of the Company, the employee will be paid within 10 days of the termination a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change in control. “Control” generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Company’s voting stock, or the control of the election of a majority of directors or the exercise of a controlling influence over the Company’s management or policies.

Each employment agreement also provides for a similar lump sum payment to be made in the event of the employee’s voluntary termination of employment within 30 days of a change in control, or within 90 days thereafter, of certain specified events following any change in control, whether approval by the Board of Directors or otherwise which have not been consented to in writing by the employee including:

•	requiring the employee to move his personal residence or perform his principal executive functions more than 50 miles from the employee’s primary office;

•	failing to maintain existing employee benefit plans, including material vacation, fringe benefits, and retirement plans;

•	assigning duties and responsibilities to the employee which are other than those normally associated with his position;

•	materially diminishing the employee’s authority and responsibility; and

•	failing to elect or re-elect the employee to the Company’s Board of Directors.

Cash Bonus Plan

Newtek has established the Newtek Business Services, Inc. Cash Bonus Plan for the purpose of providing its employees with incentive compensation in the form of cash bonuses. All full-time employees are eligible to receive cash bonuses under the plan. If an employee’s employment is terminated for “cause” as defined in the plan, then the employee shall be ineligible to receive a bonus, and an employee whose employment otherwise terminates shall be eligible for a bonus that fiscal year, prorated to the number of days the employee was employed by the Company during its fiscal year. The Compensation Committee administers the plan. Bonuses are paid at the discretion of the Compensation Committee or the full Board of Directors. The aggregate amount of bonuses payable for any fiscal year are established by the Board of Directors and are based in part on the Company’s pre-tax net profit for that fiscal year.

Equity Compensation Plans

The following table provides information as of May 2, 2006 with respect to the shares of our Common Shares that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	2,245,844	$3.23	(2)	3,004,156
Equity Compensation Plans Not Approved by Shareholders	—	—		—

Total	2,245,844	$3.23		3,004,156

(1)	Consists of 4,250,000 Common Shares under the Company’s 2000 Stock Incentive and Deferred Compensation Plan and 1,000,000 Common Shares under the Company’s 2003 Stock Incentive Plan.

(2)	Excludes 178,509 restricted stock rights which have a zero exercise price.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The mission of the Compensation Committee (the “Committee”) is to assure that the Company’s compensation program for our executives is effective in attracting and retaining executives, that it links pay to performance, that it is reasonable in light of economic position of the company and the relevant practices of other, similar companies, and that it is administered fairly and in the shareholders’ interests. The Committee acts on behalf of the Board of Directors in setting executive compensation policy and administering Board approved plans with respect to the compensation of our Chief Executive Officer.

The goals of the Committee are to assist in attracting and retaining highly qualified management, motivating executives to achieve performance goals, rewarding management for outstanding performance and ensuring that the financial interests of management and shareholders are aligned.

Overview. The Company’s compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer’s total compensation with the performance of the Company and the interests of its shareholders.

We have implemented a competitive total compensation program for executive officers composed of the following elements discussed below: base salary, annual bonus, and long-term incentive compensation. Since its implementation in 2002, based on the Committee’s review of the Company’s performance and market condition, there has been little need for change in the basic features.

Base Salary. Executive base salaries continue to reflect our operating philosophy, culture and business direction with each salary determined subjectively by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to market levels based on reviews of published salary surveys and peer company compensation. The Committee also continues to believe that the Company’s most direct competitors for executive talent are not necessarily restricted to those companies that are included in the industry index used to compare shareholder returns, but encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company.

Annual Bonus. Annual bonuses may be earned by executive officers under the Company’s cash bonus plan. Payments under the plan are based on the company’s overall performance. Annual bonus targets for the Chief Executive Officer are determined by the Committee and none were awarded with respect to 2005. The Chief Executive Officer recommends annual bonus targets and goals for other participants. The goals incorporate the achievement of business plans and performance relative to other high performing companies of a similar size. The mix and weighting of the goals vary and are subjectively determined. The level of achievement of the goals determines the level of bonus.

Compensation of the Chief Executive Officer. The Committee and Board determined the compensation for Barry Sloane, Chairman and Chief Executive Officer for 2005. Recognizing the Chief Executive Officer’s leadership in building a highly talented management team and in driving the company forward with superior operational and financial performance as well as shareholder returns, Mr. Sloane’s salary was maintained at $350,000 for 2006 – less than the competitive labor market median, but reflective of the company’s current cash position. Mr. Sloane’s compensation has remained unchanged from 2005.

Committee Governance. The Compensation Committee will continue to review and evaluate executive compensation programs at least annually. When and where appropriate, the Committee will consult with its independent sources and its legal advisors with respect to the proper design of the program toward achieving the Company’s strategic business objectives and balancing the interests of key stakeholders.

Following review and approval by the Committee, all issues pertaining to executive compensation policies and programs as well as recommendations on CEO compensation are submitted to the full Board of Directors for its approval.

David C. Beck, Chairman

Michael A. Schwartz

Christopher G. Payan

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the members of the Compensation Committee was an officer or employee, or former officer or employee, of Newtek or any of its subsidiaries during 2005.

PERFORMANCE GRAPH

The following chart and graph, which were prepared by management, compare the cumulative total return on our Common Shares over a measurement period beginning December 31, 2000 with (i) the cumulative total return on the securities included in the Russell 3000 Index and (ii) the cumulative total return on the stock of a company we have determined provides a peer comparison, Century Business Services, Inc. All of these cumulative returns are computed assuming the quarterly reinvestment of dividends paid during the applicable time period.

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Newtek Business Services, Inc.	$100	$99.36	$140.71	$222.44	$137.82	$61.76
Russell 3000 Index	$100	$87.38	$67.45	$86.82	$95.57	$108.16
Century Business Services, Inc.	$100	$205.36	$236.61	$399.11	$389.29	$535.11

We have used Century Business Services, Inc. as a peer comparison due to the fact that it is approximately the same in market capitalization and provides a variety of services to small and medium-sized businesses. However, as we are the only publicly traded company with a material portion of our business in the operation of certified capital companies, it may not be possible to make a direct comparison of us to any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

During the years ended December 31, 2005, 2004 and 2003, the Company obtained financial consulting services from the firm of Janover Rubinroit, in the amounts of approximately $138,000, $155,000 and $211,000, respectively. Two partners of Janover Rubinroit, Michael Goodman and Mark Goodman, are related to Brian A. Wasserman, former CFO and a director who resigned on June 10, 2005, as father-in-law and brother-in-law, respectively, and they collectively hold approximately 49 percent of the ownership of Janover Rubinroit.

During 2005, 2004 and part of 2003 the Company leased 4 cubicles of office space in New York City from a company controlled by Mr. Robert Cohen, the father-in-law of Jeffrey G. Rubin, the President and a director of the Company. The aggregate cost of the rental was approximately $17,000, $28,800 and $10,800 for 2005, 2004 and 2003 respectively.

CrystalTech Hosting, Inc pays Mr. Uzzanti, its CEO, rent for its principal office location in Phoenix, Arizona. The aggregate cost of the rental was approximately $210,000 in 2005 and $74,000 in 2004. In addition, Mr. Uzzanti owns and controls a software development company which leases 200 square feet of space from CrystalTech and which provides software services to CrystalTech. The space is rented at $24,000 per year which amount is paid by Smarter Tools through the provision of certain technological services to CrystalTech. In addition, Smarter Tools provided services above the $24,000 annual rent. Total payments to Smarter Tools in 2005 and 2004 were $80,000 and $16,000.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as the Company’s independent auditors for the years ended December 31, 2005 and 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Fees for professional services rendered to the Company by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2005 and December 31, 2004 were as follows:

	2005 (thousands)	2004 (thousands)
Audit Fees	$2,307	$1,029
Audit Related Fees	$10	$104
All Other Fees	$1	$1

Total Fees	$2,318	$1,134

Audit Fees: The audit fees for the fiscal years ended December 31, 2005 and December 31, 2004 were for professional services rendered in connection with the audit of the Company’s annual financial statements, assistance with review of documents filed with the SEC, consents and other services required to be performed by out independent auditors.

Audit-Related Fees: The audit-related fees were for assurance and related services associated with the audit in connection with an acquisition.

All Other Fees: Fees billed to the Company by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2005 and December 31, 2004 for non-audit services and assurance and related services for attestations not required by law.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to and the related services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

APPOINTMENT OF NEW AUDITORS

(a)(i) On May 16, 2006 the Company announced that it had dismissed its independent registered public accounting firm of PricewaterhouseCoopers, LLP (“PwC”) for its fiscal year ending December 31, 2006.

(ii) PwC’s report on the Company’s financial statements for the years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such opinions qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) The decision to dismiss PwC and to retain the services of a new independent registered public accounting firm was made by unanimous action of the Company’s Audit Committee of its Board of Directors acting pursuant to authority delegated to it by the Charter previously adopted by the Board of Directors.

(iv) During the years ended December 31, 2004 and 2005 and through May 16, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports on the financial statements for such years.

(v) During the years ended December 31, 2004 and 2005 and through May 16, 2006, there was one “reportable event” as such term is defined by Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). As previously reported in the Company’s Annual Report on Form 10-K, in Item 9A, as of December 31, 2005 the Company did not maintain a sufficient complement of financial personnel with adequate training and experience in accounting and financial reporting commensurate with our financial reporting requirements resulting in a disclosure control weakness as of that date.

This control deficiency constituted a material weakness which resulted in audit adjustments in our accounts within the consolidated financial statements as finally prepared and audited. The Company has noted that the material weakness in disclosure controls related to the non-timely manner in which the disclosure procedures were implemented and not to any weakness related to the accuracy of the financial reports. No restatements of any previously disclosed financial statements were necessary.

The Company has placed significant emphasis on remediation of this disclosure control weakness and has undertaken to increase the number of qualified staff available to assist in the assembly and preparation of its financial statements and to supplement the training of existing personnel. On May 16, 2006 the Company announced the hiring of Andrew Lewin, formerly a general counsel of a AMEX listed company, in the newly created position of Chief Legal Officer to have responsibility for the implementation of procedures to assist in the timely completion of our financial reporting obligations.

(b) On May 16, 2006 the Company announced that it has entered into an engagement letter with the independent certified public accounting firm of J.H. Cohn, LLP. The J.H. Cohn firm was not consulted with respect to any of the items specified in Item 304(a)(2)(i) or (ii) of Regulation S-K.

(c) Both PWC and J.H. Cohn have been given the opportunity to express any views in disagreement with the foregoing and both have indicated that there are no such disagreements. The letter from PWC to this effect has been filed as Exhibit 16 to the Current Report on Form 8-K filed by the Company on May 18, 2006.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Annual Meeting. Under SEC rules, if a Shareholder does not notify the Company within a reasonable time before the date of this Proxy Statement of such Shareholder’s intent to present a proposal at the Annual Meeting, the persons named in the accompanying proxy may exercise such discretionary voting authority if the proposal is raised at the Annual Meeting, without any discussion of the matter in this Proxy Statement.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Shares. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by email without additional compensation.

The Annual Report to Shareholders for the year ended December 31, 2005, including financial statements, is being mailed to all shareholders of record as of the close of business on or about May 30, 2006. Any Shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

SHAREHOLDER COMMUNICATIONS

Shareholders may send written communications to the Board of Directors to the attention of the Board of Directors, c/o Newtek Business Services, Inc., 462 Seventh Avenue, 14th floor, New York, NY 10018. Shareholder communications must be signed by the Shareholder and identify the number of Common Shares held by the shareholder. Each properly submitted shareholder communication will be provided to the Board at its next meeting or, if such communication requires more immediate attention, it will be forwarded to the directors promptly after receipt.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy statement and proxy relating to the 2007 Annual Meeting of Shareholders of the Company, which will be held on or about May 24, 2007, any shareholder proposal to take action at such meeting must be received by the Secretary of the Company at 462 Seventh Avenue, 14th Floor, New York, New York 10018 no later than January 18, 2007. With respect to the 2007 Annual Meeting of Shareholders of the Company, if notice of a Shareholder proposal, which the Shareholder has not previously sought to include in the Company’s proxy statement, is not received by January 18, 2007, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2007 Annual Meeting, or to consider and vote upon at any such meeting, any Shareholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received.

By order of the Board of Directors

Barry Sloane, Secretary

EXHIBIT A

CLASSIFIED BOARD AMENDMENT

The Board of Directors has proposed that the Company’s Certificate of Incorporation be amended to add a new Section “NINTH” which would read as follows:

NINTH: The directors shall be divided into three classes designated as Class I, Class II and Class III, each class to be as nearly equal in number as possible. The term of office of the Class I directors shall expire at the first annual meeting of the shareholders after the date on which this provision of the Certificate of Incorporation first becomes effective. The term of office of the Class II directors shall expire at the second annual meeting of shareholders after the date on which this provision of the Certificate of Incorporation first becomes effective. The term of office of the Class III directors shall expire at the third annual meeting of shareholders after the date on which this provision of the Certificate of Incorporation first becomes effective. Thereafter, at each annual meeting of shareholders of the corporation, directors of the class the terms of which expire at such annual meeting shall be elected for terms of three (3) years. Notwithstanding any of the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until his or her successor is elected and has been qualified or until the director’s death, retirement, resignation or removal. Should a vacancy occur or be created, any director elected or appointed to fill such vacancy shall serve for the full term of the class in which the vacancy occurs or is created. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes as to maintain the number of directors in each class as nearly equal in number as possible.

ANNUAL MEETING OF SHAREHOLDERS OF

NEWTEK BUSINESS SERVICES, INC.

June 23, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election as directors of all nominees listed below (except as marked to the contrary)					2. To approve an amendment to the Certificate of Incorporation to provide for a classified Board of Directors to serve staggered, three year terms.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O O	David C. Beck Salvatore F. Mulia Christopher G. Payan Jeffrey G. Rubin Jeffrey M. Schottenstein Michael A. Schwartz Barry Sloane

3.      Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					The undersigned shareholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting and a Proxy Statement dated May , 2006.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Check here if you plan to attend the Annual Meeting: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEWTEK BUSINESS SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Newtek Business Services, Inc. (the “Company”) hereby appoints Barry Sloane and Jeffrey G. Rubin, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all Common Shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the New York City office of the Company, 462 Seventh Avenue, 14th Floor, New York, NY 10018 on Thursday, June 23, 2006 at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for each of the propositions stated. If any other business is presented at the Annual Meeting as to which this proxy confers discretionary authority, this proxy will be voted by those named in this proxy as determined by a majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(Continued and to be signed on the reverse side)